Exhibit (d)(25)

                                 ALLEGIANT FUNDS
                FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

         This FIRST AMENDEMENT TO INVESTMENT ADVSORY AGREEMENT (the "First Amendment") dated as of May 16, 2006, by and between ALLEGIANT FUNDS, a Massachusetts business trust, located in King of Prussia, Pennsylvania (the "Trust") and ALLEGIANT ASSET MANAGEMENT COMPANY, located in Cleveland, Ohio (the "Adviser").

         The parties hereby agree that in the Advisory Agreement dated June 9, 2000, with respect to the Mid Cap Growth, Large Cap Ultra, U.S. Government Income, Michigan Municipal Bond and Treasury Plus Money Market Funds (the "Investment Advisory Agreement"):

         1. NAME OF THE PARTIES. All references to Armada Funds and National City Investment Management Company in the Investment Advisory Agreement shall be deemed to refer to Allegiant Funds and Allegiant Asset Management Company, respectively.

         2. NAME OF PORTFOLIOS. All references to the U.S. Government Income and Michigan Municipal Bond Funds in the Investment Advisory Agreement shall be deemed to refer to the Government Mortgage and Michigan Intermediate Municipal Bond Funds, respectively. All references to the Large Cap Ultra and Treasury Plus Money Market Funds shall be deleted.

         3. COMPENSATION. The first paragraph of Section 8 of the Investment Advisory Agreement is amended and restated in its entirety to read as follows:

         "8. COMPENSATION. For services provided and the expenses assumed pursuant to this Agreement, the Trust will pay the Adviser from the assets belonging to the Funds and the Adviser will accept as full compensation therefore fees, computed daily and paid monthly, at the following rates: 1.00 % the average daily net assets of the Mid Cap Growth Fund of $0 to less than $1 billion; 0.95% the average daily net assets of the Fund of $1 billion to less than $1.5 billion; 0.90% the average daily net assets of the Fund of $1.5 billion and over; 0.55% of the average daily net assets of the Government Mortgage Fund; and 0.55% of average daily net assets of the Michigan Intermediate Municipal Bond Fund."

         4. DEFINITIONS. Unless otherwise defined herein, all capitalized terms used in this First Amendment shall have their respective defined meanings ascribed to them in the Investment Advisory Agreement.

         5. MISCELLANEOUS. Except to the extent expressly amended by this First Amendment, the Investment Advisory Agreement shall remain unchanged and in full force and effect. References therein to "this Agreement," "hereby," "herein," and the like shall be deemed to refer to the Investment Advisory Agreement, as amended by this First Amendment. This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                                            ALLEGIANT FUNDS


                                            By:  /s/  Kathleen T. Barr
                                               ---------------------------------
                                            Title:  Chief Administrative Officer


                                            ALLEGIANT ASSET MANAGEMENT COMPANY


                                            By:  /s/  Joseph C. Penko
                                               ---------------------------------
                                            Title:  Managing Director